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Statement RE:  Computation of per Common Share Earnings                            EXHIBIT 11.0
Alexander & Alexander Services Inc.

(in millions)
                                                                             Three months ended
                                                                                  March 31,
                                                                           ------------------------
                                                                              1996          1995
                                                                           ------------    --------
PRIMARY

     Earnings Attributable to Common Shareholders:
     ---------------------------------------------
     Net income                                                                    $13.1       $41.7
     Less:  Preferred stock dividends                                               (6.6)       (6.2)
                                                                           ------------    --------
     Earnings attributable to common shareholders                                   $6.5       $35.5
                                                                           ============    ========

     Average Common and Common Equivalent Shares Outstanding:
     --------------------------------------------------------
     Average common shares outstanding                                              44.7        44.2
     Add shares of common stock assumed issued on
            exercise of stock options                                                0.1         0.1
                                                                           ------------    --------
     Average common and common equivalent shares outstanding                        44.8        44.3
                                                                           ============    ========


FULLY DILUTED
- -------------
     Fully Diluted Earnings Per Share:
     Net income                                                                    $13.1       $41.7
     Less:  Preferred stock dividends                                               (6.6)       (6.2)
                                                                           ------------    --------
     Earnings attributable to common shareholders                                    6.5        35.5
     Add:   Series B preferred stock dividends                                        -          4.1
            Series A preferred stock dividends                                        -          2.1
            Interest on debentures, net of tax                                            -      1.1
                                                                           ------------    --------
                                                                           ============    ========
     Net income available to common shareholders                                    $6.5       $42.8
                                                                           ============    ========

     Average Common Shares Outstanding, Assuming Full Dilution:
     ----------------------------------------------------------
     Average common shares outstanding                                              44.7        44.2
     Add shares of common stock assumed issued on:
            Exercise of stock options                                                0.1         0.3
            Conversion of Series B preferred stock                                        -     12.2
            Conversion of Series A preferred stock                                    -          3.6
            Conversion of convertible debentures                                      -          1.6
                                                                           ------------    --------
     Average common shares outstanding, assuming full dilution                      44.8        61.9
                                                                           ============    ========

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